Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Serve Robotics Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	(1)	Other	4,131,980	$4.41	$18,222,031.80	0.0000870	$1,586.22

Total Offering Amounts:						$18,222,031.80		1,586.22
Total Fee Offsets:								0.00
Net Fee Due:								$1,586.22

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Offering Note(s)

(1)	(1) Amount registered covers common stock, par value $0.0001 per share, of Serve Robotics Inc. (“Common Stock”) under the Serve Robotics Inc. 2023 Equity Incentive Plan (the “2023 Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Common Stock that may be offered and issued under the 2023 Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions. (2) Proposed maximum offering price per unit has been estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low price per share of Common Stock as reported by The Nasdaq Capital Market on September 28, 2026.